Press Release

For immediate release

Company contact: Larry C. Busnardo, Senior Director, Investor Relations, 303-312-8514

Bill Barrett Corporation Provides Financial and Operational Update

DENVER - January 26, 2016 - Bill Barrett Corporation (the “Company”) (NYSE: BBG) today provided preliminary unaudited financial results for certain 2015 operating metrics and an operational summary, including an update on its extended reach lateral (“XRL”) drilling program in the Northeast (“NE”) Wattenberg area of the Denver-Julesburg (“DJ”) Basin with highlights that included:

•	Full-year 2015 production sales volumes of 6.6 MMBoe, exceeds high end of guidance and was 16% above the mid-point of original guidance

•	Full-year 2015 capital expenditures of $287 million, 9% below the low-end of guidance

•	XRL completed well costs currently averaging $4.75 million, a 42% improvement over wells drilled in the fourth quarter of 2014

•	Entered 2016 with excellent liquidity of $478 million, consisting of $129 million of cash and an undrawn credit facility

2015 Preliminary Unaudited Operating Results

Oil, natural gas and natural gas liquids production for full-year 2015 was 6.6 million barrels of oil equivalent (“MMBoe”), which exceeded the Company’s previously announced guidance range of 6.3-6.5 MMBoe and was 16% above the mid-point of original guidance. This was achieved despite a reduction in volumes associated with non-core asset sales completed in the fourth quarter of 2015 in both the DJ Basin and Uinta Oil Program (“UOP”) and production declines from the UOP that included approximately 1,000 Boe/d that was shut-in beginning in the second quarter of 2015 for economic reasons. Fourth quarter of 2015 production totaled 1.7 MMBoe and was 65% oil, 20% natural gas and 15% natural gas liquids (“NGLs”). Capital expenditures (“capex”) for 2015 were $287 million, which is 9% below the low end of the Company’s previously announced guidance range of $315-$325 million. This was primarily the result of achieving additional cost savings due to efficiencies, lower service industry costs and less spending on leasehold and well-infrastructure items than was forecast. Full-year capex for 2015 included 43 gross/ 39.8 net operated wells in the DJ Basin, which were primarily XRL wells, and 15 gross/ 9.6 net operated wells in the UOP.

The Company continues to maintain a strong liquidity position that is protected by an underlying hedge portfolio at attractive prices. At December 31, 2015, there was zero drawn on the Company’s $375 million credit facility and $349 million in available capacity, after taking into account a $26 million letter of credit. The Company entered 2016 with a cash position of $129 million, resulting in total liquidity of approximately $478 million.

Chief Executive Officer and President Scot Woodall commented, "Although 2015 presented numerous challenges for our sector, I am pleased that we executed on the items within our control and exceeded our operating plan on multiple levels. This included production above the high end of guidance, capital spending below the low end of guidance and an improvement in operating margins. Our financial position remains strong as we exited 2015 with $129 million of cash, an undrawn credit facility, a strong hedge position and ample liquidity to withstand the current commodity price environment.”

“We are currently analyzing several operating scenarios for 2016; however, we expect the capital plan to be more closely aligned with cash flow as we defer certain activity to protect our attractive liquidity position. We maintain significant operational flexibility with no long-term drilling or completion contracts and minimal well commitments in 2016. We plan to provide the details of our 2016 plan, as well as year-end 2015 reserves, in conjunction with our 2015 financial reporting in early-March.”

XRL Well Program Update

In conjunction with transitioning development of the NE Wattenberg area to predominantly XRL wells during 2014, several drilling and completion concepts have been utilized in early field delineation, including wells completed with sliding sleeve and plug-and-perf technology and varying fracture stimulation stages and sand amounts. Since mid-2014, 52 XRL wells have been placed on production, including 40 XRL wells that were primarily completed utilizing the Company’s standard completion practice of plug-and-perf technology and controlled flowback. Thirteen of the wells have a production history of greater than a year. Based on the Company’s internal estimates and reviewed by third-party reserve engineers, the 13 XRL wells are averaging an expected ultimate recovery (“EUR”) of approximately 750 thousand barrels of oil equivalent (“MBoe”) calculated on a three-stream basis. Four of the wells were completed using plug-and-perf technology, 55 stages of fracture stimulation, approximately 1,000-1,250 pounds of sand per lateral foot and controlled flowback. These wells are averaging an EUR of 925 MBoe calculated on a three-stream basis.

Separately, 10 XRL wells that were completed within a single drilling and spacing unit have been on production for approximately seven months. These wells tested several concepts that included varying amounts of smaller proppant volumes and fracture stimulation stages and placing the laterals at closer spacing. The wells have exhibited a production profile that is distinct from the earlier wells. Although the wells produced hydrocarbons much earlier in the production profile, the calculated peak oil rate was approximately 45-50% of the rate of the 13 wells. While the calculated oil rates were lower than initial expectations, the Company believes this is primarily the result of the completion and flowback design that was utilized.

Mr. Woodall continued, “We are pleased with the early time results of our XRL drilling program as the significant geologic and reservoir data that we have gathered continues to support our geologic model across the entire NE Wattenberg position. More recently we have utilized slightly modified drilling and completion concepts as we determine the optimal drilling and completion techniques, while balancing the cost component to capture the best returns in the current commodity price environment. Although the production rates of the ten most recent wells were below our initial expectations, we believe it is a function of the drilling and completion techniques that were employed. This is supported by detailed analysis of the oil saturation, oil saturated pore volume, and net footage of resistivity that confirms the resource potential of the Niobrara formation across the NE Wattenberg position. In addition, we have significantly improved our capital efficiency over the past year and initiated cost reduction measures that resulted in tangible benefits and improvements in our corporate cost structure heading into 2016. Our operational team continues to meet the many challenges of operating in a low oil price environment and this is evident by a continuous improvement in drilling days and meaningfully lower well costs for our XRL drilling program.”

An additional 17 XRL wells are currently in various stages of ramping up to a peak oil rate. This includes two four-well pads that have been on production for approximately five months and a ten well pad, which includes nine XRL wells, that has been on production for approximately two months.

The Company continues to show significant improvement in efficiency in the NE Wattenberg area as drilling days to rig release for XRL wells have been reduced to an average of approximately 8 days per well, including a best-in-class well that was drilled in approximately 6.5 days. The faster drilling times, coupled with associated cost reductions have lowered current XRL completed well costs to $4.75 million, which is a 42% improvement over wells drilled in the fourth quarter of 2014.

Fourth Quarter 2015 Commodity Price and Derivative Information

For the fourth quarter of 2015, West Texas Intermediate (“WTI”) oil prices averaged $42.18 per barrel, Northwest Pipeline (“NWPL”) natural gas prices averaged $2.23 per MMBtu and NYMEX natural gas prices averaged $2.27 per MMBtu. The Company had derivative commodity swaps in place for the fourth quarter of 2015 for 10,800 barrels of oil per day tied to WTI pricing at $89.81 per barrel, 20,000 MMBtu of natural gas per day tied to NWPL regional pricing at $4.13 per MMBtu and no hedges in place for NGLs. Based on preliminary unaudited results, the Company expects to realize a cash commodity derivative gain of $50.8 million in the fourth quarter due to positive derivative positions. The Company expects its fourth quarter commodity price differentials to benchmark pricing before commodity derivative gains, related to delivery location and quality adjustments, to approximate: oil less $6.61 price per barrel versus WTI; and natural gas less $0.25 per thousand cubic feet (“Mcf”) compared to NWPL. The DJ Basin oil price differential averaged $6.42 per barrel. The Company continues to realize lower oil price differentials as Denver-Julesburg and Uinta Basin infrastructure expands and local pricing improves. NGL prices averaged 28% of WTI price per barrel.

For 2016, approximately 6,772 barrels per day of oil is hedged at an average WTI price of $80.47 per barrel. The current value of the hedge position is approximately $126 million.

The following table summarizes the Company’s hedge positions as of January 22, 2016:

	Oil (WTI)		Natural Gas (NWPL)
Period	Volume Bbls/d	Price $/Bbl	Volume MMBtu/d	Price $/MMBtu
1Q16	7,300	81.65	5,000	4.10
2Q16	7,300	81.65	5,000	4.10
3Q16	6,250	79.11	5,000	4.10
4Q16	6,250	79.11	5,000	4.10
1Q17	2,250	73.88	—	—
2Q17	2,250	73.88	—	—
3Q17	1,500	78.16	—	—
4Q17	1,500	78.16	—	—

Realized sales prices will reflect basis differentials from the index prices to the sales location.

Uinta Oil Program Update

As previously disclosed, a marketing process was initiated to divest of the Company’s remaining assets in the UOP. This marketing process has concluded; however, discussions continue with several interested parties regarding the sale of the properties. Further updates will be provided as warranted.

Presentation

An updated corporate presentation will be posted to the Company’s website prior to market open on Wednesday, January 27, 2016. The presentation can be found at www.billbarrettcorp.com under the “Investor Relations” section.

Fourth Quarter and Year-End 2015 Conference Call and Webcast

The Company’s fourth quarter and year-end 2015 financial and operating results press release will be issued after the market close on Tuesday, March 1, 2016. The Company plans to host a conference call on Wednesday, March 2, 2016, to discuss the results and management's outlook for the future (not part of this earnings release). The call is scheduled at 10:00 a.m. Eastern time (8:00 a.m. Mountain time). Please join the webcast conference call live or for replay via the Internet at www.billbarrettcorp.com, accessible from the home page. To join by telephone, call 855-760-8152 (631-485-4979 international callers) with passcode 38878862. The webcast will remain on the Company's website for approximately 30 days and a replay of the call will be available through March 9, 2016 at 855-859-2056 (404-537-3406 international) with passcode 38878862.

Forward-Looking Statements

All statements in this press release, other than statements of historical fact, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as expects, forecast, guidance, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein; however, these are not the exclusive means of identifying forward-looking statements.

These and other forward-looking statements in this press release are based on management’s judgment as of the date of this release and are subject to numerous risks and uncertainties. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, all of which are incorporated by reference herein, for further discussion of risk factors that may affect the forward-looking statements. The Company encourages you to consider the risks and uncertainties associated with projections and other forward-looking statements and to not place undue reliance on any such statements. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, develops oil and natural gas in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com